UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2008

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2008, Sears Holdings Corporation (the "Company") announced the appointment by the Company's Board of Directors of W. Bruce Johnson, the Company's Executive Vice President, Supply Chain and Operations, to the additional role of interim Chief Executive Officer and President, beginning February 3, 2008 until a successor is named. Mr. Johnson will replace Aylwin B. Lewis, currently President and Chief Executive Officer, who will leave the Company as of February 2, 2008, at the end of the Company's fiscal year. Mr. Lewis also will cease to serve on the Company's Board of Directors at that time.

Pursuant to the Amended and Restated Employment Agreement, dated March 24, 2005, between Mr. Lewis and the Company, Mr. Lewis will receive (1) his annual base salary of $1,000,000 through March 24, 2010, (2) continued benefits in accordance with applicable health and welfare plans, and (3) accelerated vesting of his one remaining unvested equity award installment (which consists of (a) an option to purchase 37,500 shares of stock at an exercise price of $88.62 per share, and (b) 16,926 shares of restricted stock), which was granted in 2004.

Effective February 3, 2008, Mr. Johnson, age 56, will receive an increase in annual base salary to $900,000, with an annual target incentive opportunity of 100% of annual base salary. Mr. Johnson also will receive a restricted stock award under the Company's 2006 Stock Plan valued at $1,000,000 on February 3, 2008, which will vest in two equal annual installments on January 31, 2009 and January 30, 2010. The remaining elements of his compensation and benefits package, as in effect prior to his appointment as interim CEO and President, will remain unchanged. For additional information regarding Mr. Johnson's compensation and benefits, see the Company's proxy statement dated April 3, 2007.

On January 28, 2008, the Company issued a press release announcing Mr. Lewis's departure and Mr. Johnson's appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 -        Press release dated January 28, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: January 30, 2008	By:	/s/ William K. Phelan
William K. Phelan
Senior Vice President, Controller and Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated January 28, 2008